Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ADEPTUS HEALTH LLC

June 24, 2014

i

5.5. Indemnification of Officers, Employees and Agents	20
5.6. Advancement of Fees	20
5.7. Nonexclusivity of Rights	21
5.8. Insurance	21
5.9. Savings Clause	21
5.10. Power of Attorney	21
5.11. Officers	22
5.12. Managing Member Dividends and Distributions	22
ARTICLE VI MEMBERS	22
6.1. No Control of the Company; Matters Requiring Member Approval	22
6.2. Fiduciary Relationship	22
6.3. Liability	22
6.4. Incapacity or Dissolution	22
6.5. Meeting of Members	22
6.6. Confidentiality Obligation	23
ARTICLE VII CERTIFICATES; TRANSFER OF UNITS	23
7.1. Certificates	23
7.2. Legends	23
7.3. Transfers	24
ARTICLE VIII DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY	25
8.1. Events of Dissolution	25
8.2. Procedure for Winding Up and Dissolution	25
8.3. Notice of Dissolution	26
ARTICLE IX BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS	26
9.1. Bank Accounts	26
9.2. Books and Records	26
9.3. Annual Accounting Period	26
9.4. Reports	27
9.5. Title to Company Property	27
9.6. Tax Matters Partner; Tax Elections	27
9.7. Accounting	27
ARTICLE X GENERAL PROVISIONS	27
10.1. Further Assurances	27
10.2. Notifications	27
10.3. Specific Performance	27
10.4. Amendment; Waivers	28

ii

10.5. Consent to Jurisdiction	28
10.6. Attorneys’ Fees	28
10.7. Headings	28
10.8. Severability	28
10.9. Counterparts	28
10.10. Notice to Members of Provisions	29
10.11. Governing Law and Waiver	29
10.12. Complete Agreement	29
10.13. Binding Effect and Assignment	29
10.14. Terms	29
10.15. Delivery by Facsimile or other Electronic Transmission	29

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ADEPTUS HEALTH LLC

This AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT is entered into as of June 24, 2014, by and among those parties set forth as Members on Exhibit A attached hereto and made a part hereof (referred to collectively as “Members” and individually as a “Member”). Capitalized terms used but not otherwise defined have the meanings given them in Article I hereof.

WHEREAS, Adeptus Health LLC (the “Company”) was formed as a limited liability company under the Act on November 15, 2013 and is currently governed by the Limited Liability Company Agreement, dated as of March 1, 2014, of the Company, (the “Original LLC Agreement”);

WHEREAS, on March 7, 2014 Adeptus Health, Inc. (“Pubco”), a Delaware corporation, was formed;

WHEREAS, the Members desire to convert all outstanding limited liability company interests in the Company into one class of Units (as defined below);

WHEREAS, among other transactions, Pubco is issuing (i) shares of Class A Stock (as defined below) to the public in the initial underwritten public offering of shares of its stock (the “IPO”), and contributing a portion of the net proceeds received by it from the IPO to the Company in exchange for a number of Units equal to the number of shares of Class A Stock issued in the IPO for such proceeds, (ii) shares of Class B Stock (as defined below) to the Members other than Pubco (referred to collectively as “Existing Members”), each of which shares of Class B Stock, together with a corresponding Unit, may be exchanged with the Company for one share of Class A Stock;

WHEREAS, the Members desire that Pubco become the sole managing Member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);

WHEREAS, the Members of the Company desire to amend and restate the Original LLC Agreement; and

WHEREAS, this Agreement shall supersede the Original LLC Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the meanings specified in this Article I.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Additional Securities” means any Units or other Equity Securities of the Company, whether now authorized or not, issued pursuant to a sale transaction or series of sales transactions, including without limitation any debt financing that is accompanied by rights, options, warrants and convertible, exchangeable or exercisable securities.

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, which shall include, but not be limited to, the direct or indirect ownership of twenty-five percent (25%) or more of the voting securities of a Person; and provided, further, that for purposes of Section 6.6, no Person shall be deemed an Affiliate of a Person unless the Person has disclosed Confidential Information to the other Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC, as amended, modified, supplemented or restated from time to time in accordance with its terms.

“Assumed Tax Rate” means, with respect to a taxable year of the Company, the maximum marginal effective rate applicable to either an individual or a corporation resident in either California or New York City, whichever is highest, taking account of any differences in rates applicable to ordinary income and capital gains and any allowable deductions in respect of such assumed state and local taxes in computing a Member’s liability for U.S. federal income tax.

“Attorney-in-Fact” is defined in Section 5.10(a).

“Available Cash” means, with respect to the Company’s Fiscal Year, all cash revenues, funds and proceeds received by the Company from any source whatsoever, less the sum of: (i) all current payments of principal, interest and other amounts due on any Indebtedness of the Company in such Fiscal Year; (ii) all cash expenses and expenditures paid by the Company in such Fiscal Year; and (iii) working capital reserves, capital expenditure reserves and reasonable reserves for contingencies, as determined by the Managing Member.

“Bankruptcy” means, in the case of a Member, any of the following events: (i) its making an assignment for the benefit of creditors, (ii) its filing of a voluntary petition in bankruptcy, (iii) its adjudication as a bankrupt or insolvent, or the entry against such Member of an order for relief in bankruptcy or insolvency proceedings, (iv) its filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (v) its seeking, consenting to or acquiescing in appointment of a trustee, receiver or liquidator of itself or all or any substantial part of its properties.

“Business” means the owning and operating of facilities for the provision of medical care and other health services, or any other lines of business in which the Company engages, which may only be expanded by the approval of the Managing Member.

“By-laws” means the Amended and Restated By-laws of Pubco, as amended, supplemented and/or restated from time to time.

“Capital Account” means the account maintained by the Company for each Member. If any Unit or interest in the Company is transferred pursuant to the terms hereof, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Unit or holders of other equity interests in the Company. It is intended that the Capital Accounts of all Members or other holders of interests in the Company shall be maintained in compliance with the provisions of Regulations Section 1.704-1(b), and all provisions hereof relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date of this Agreement.

“Capital Contribution” means the total amount of cash (including amounts actually received in connection with the exercise of a warrant to acquire an equity interest in the Company) and the fair market value of any other assets contributed to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Proceeds” means the net cash proceeds (after all expenses have been paid and any appropriate reserves established) and non-cash consideration received by the Company from any Sale.

“Certificates” is defined in Section 7.1.

“Charter” means the Amended and Restated Certificate of Incorporation of Pubco, as amended, supplemented and/or restated from time to time.

“Class A Stock” shall, as applicable, (i) mean the Class A Common Stock, par value $0.01 per share, of the Managing Member or (ii) following any Reclassification Event, mean any shares or other securities of the Managing Member or any other Person or cash or other property that become payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such Reclassification Event.

“Class B Stock” shall, as applicable, (i) mean the Class B Common Stock, par value $0.01 per share, of the Managing Member or (ii) following any Reclassification Event, mean any shares or other securities of the Managing Member or any other Person or cash or other property that become payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such Reclassification Event.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” is defined in the Recitals.

“Company Property” means any and all property, real or personal, tangible or intangible, owned of record or beneficially by the Company.

“Confidential Information” is defined in Section 6.6.

“Credit Facility” shall mean the Senior Secured Credit Facility, dated as of October 31, 2013, among First Choice ER, LLC, the subsidiaries identified therein, Fifth Street Finance Corp., as Administrative Agent and L/C Arranger, and the other lenders party thereto.

“Disposition Event” means any merger, consolidation or other business combination of the Managing Member (including a tender offer followed by a merger), whether effectuated through one transaction or series of related transactions.

“Economic Interest” means a Member’s share of the Company’s profits and losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management and affairs of the Company, the right to vote or otherwise participate in any decisions of the Company, or any right to receive information concerning the Business and the Company.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests, and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange Date” is defined in Section 3.6(d).

“Existing Members” is defined in the Recitals.

“Exchange Notice” is defined in Section 3.6(b).

“Existing Securities” is defined in Section 3.6(g).

“Fiscal Year” means the period from January 1 to December 31 of each year, or as otherwise required by law or as determined by the Managing Member in its sole discretion.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member in accordance with this Agreement;

(b)           The Gross Asset Values of all Company Property shall be adjusted to equal the respective gross fair market values of such property, as determined by the Managing Member, as of the following times: (i) the date hereof; (ii) the acquisition of an additional Economic Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an Economic Interest; (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (v) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (ii), (iii) or (iv) above shall not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)           The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the gross fair market value of such Company Property on the date of distribution as determined by the distributee and the Managing Member; and

(d)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b)

of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“IPO” is defined in in the Recitals.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liquidating Trustee” is defined in Section 8.2.

“Loss” is defined in Section 5.4.

“Managing Member” is defined in the Recitals.

“Member” is defined in the Recitals and includes any other Person who becomes a Member as provided in this Agreement.

“NYSE” means the New York Stock Exchange or other stock exchange or securities market on which the Class A Stock is at any time listed or quoted.

“Net Income” and “Net Loss” means, for each accounting period, an amount equal to the Company’s taxable income or loss for such accounting period, determined in accordance with Section 703(a) of the Code (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss) and determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments:

(a)           all items of income, gain, loss or deduction allocated pursuant to the last sentence of Section 4.2(d) or Section 4.7 shall not be taken into account in computing such taxable income or loss;

(b)           any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(c)           if the Gross Asset Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Gross Asset Value;

(d)           upon an adjustment to the Gross Asset Value of any asset pursuant to the definition of Gross Asset Value (other than an adjustment in respect of depreciation), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

(e)           if the Gross Asset Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis except as otherwise provided in Regulations Section 1.704-3(d)(2) (provided that, if the adjusted tax basis is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and

(f)            any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition shall be treated as deductible items.

“New Securities” is defined in Section 3.6(g).

“Nonrecourse Deductions” shall be as defined in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Regulations Section 1.704-2(c).

“Original LLC Agreement” is defined in the Recitals.

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulations Section 1.752-1(a)(2)) determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall be as defined in Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” shall be as defined in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Per Unit Tax Distribution” is defined in Section 4.3(b).

“Permitted Transferee” is defined in Section 7.3(b).

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Proceeding” means any claim, suit, arbitration, hearing, charge, investigation or other action (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body, arbitrator or mediator, including any appeal thereof.

“Pubco” is defined in the Recitals to this Agreement.

“Pubco Common Stock” means all classes and series of common stock of the Managing Member, including the Class A Stock and Class B Stock.

“Pubco Offer” is defined in Section 3.7.

“Reclassification Event” is defined in Section 3.1(e).

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Related Party” is defined in Section 6.6.

“Sale” means a transaction or a series of transactions resulting in a sale, transfer, conveyance, assignment or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

“Secretary” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any direct or indirect subsidiary owned by such Person.

“Substituted Member” means any Person admitted to the Company as a substitute or additional Member pursuant to the provisions of Section 7.3.

“Tax Matters Partner” is defined in Section 9.6.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about June 25, 2014, by and among Pubco and the persons named therein, as amended, supplemented or restated from time to time.

“Trading Day” means a day during which trading securities generally occurs on the NYSE or, if the shares of Class A Stock are not listed on the NYSE, on the principal national securities exchange on which the shares of Class A Stock are then listed or, if the shares of Class A Stock are not listed on a national securities exchange, on the automated quotation system on which the shares of Class A Stock are then authorized for quotation.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and means, when used as a verb, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Transfer Agent” is defined in Section 3.6(b).

“Unit” means the Units issued hereunder and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Volume Weighted Average Price” means, on any date of determination, the volume weighted average sale price per share of the Class A Stock on the NYSE on such date, or if the Class A Stock is not listed on the NYSE, on the principal national securities exchange on which the Class A Stock is then listed or, if the Class A Stock is not listed on a national securities exchange, an automated quotation system on which the Class A Stock is then listed or authorized for quotation, in each case as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” functions and ignoring any block trades (which, for purposes of this definition means any transfer of more than 100,000 shares (subject to adjustment to reflect stock dividends, stock splits, stock combinations and other similar events)).

ARTICLE II
FORMATION AND NAME; OFFICE; PURPOSE; TERM

2.1.  Formation and Continuation of the Company.  The Company has been formed as a limited liability company pursuant to the Act and the provisions of this Agreement by the filing of a Certificate of Formation with the Secretary and the Members hereby agree to continue the Company as a limited liability company pursuant to the Act. The Managing Member shall use all reasonable efforts to assure that all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation of the Company as a limited liability company under the Act are made or taken.

2.2.  Name of the Company.  The name of the Company shall be “Adeptus Health LLC.” The Company may do business under that name and under any other name or names that the Managing Member selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law necessary to do business under such name or names.

2.3.  Purpose.  The purpose of the Company is to engage in the Business and any lawful act or activity necessary, related or incident thereto for which limited liability companies may be organized under the laws of the State of Delaware; provided that the Company may not engage in any business substantially different than the Business without the approval of the Managing Member.

2.4.  Term.  The term of the Company shall begin with the filing of the Certificate of Formation with the Secretary and shall continue in perpetuity, unless its existence is terminated pursuant to Article VIII hereof.

2.5.  Principal Office and Place of Business.  The principal office and principal place of business of the Company shall be located at 2941 Lake Vista, Suite 200, Lewisville, Texas  75067 or at any other place which the Managing Member selects; provided that the Managing Member shall promptly notify in writing all of the Members of any change of the principal office and/or place of business of the Company.

2.6.  Registered Agent and Office.  The name and address of the Company’s registered agent in Delaware shall be Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may change the registered agent and office of the Company in Delaware at any time in its sole discretion.

2.7.  Members.  The name and Units of each Member are set forth on Exhibit A.

2.8.  Status.  If, immediately following the date of this Agreement, the Company is an “operating company” within the meaning of Department of Labor Regulation Section 2510.3- 101(c), the Company will use commercially reasonable efforts to remain an “operating company” within the meaning of Department of Labor Regulation Section 2510.3-101(c).

ARTICLE III
CAPITAL CONTRIBUTIONS AND EXCHANGE OF UNITS

3.1.  Capital Contributions.  (a)  Capital Contributions. As of the date of this Agreement, each Member shall be credited with the Capital Account Balance set forth in the Company’s books and records. Each Member shall be liable only to make such Capital Contributions to the Company as set forth in this Agreement, and shall have no obligations to contribute additional capital to the Company.

(b)           Additional Capital. If the Managing Member, within its reasonable good-faith business judgment, deems it to be in the best interest of the Company to raise additional capital through the issuance and sale of Additional Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Managing Member) in exchange for cash or the receipt of assets, then the Managing Member shall have the right to raise additional capital for infusion into the Company through the sale of Additional Securities, and to admit the persons investing such capital as Members on terms that may be senior to, junior to or on parity with the terms of, and otherwise with the same or different terms, rights and preferences, as the interests of the Members in respect of their Units.

(c)           If at any time the Managing Member issues a share of its Class A Stock (including in the IPO) or any other Equity Security of the Managing Member (other than shares of Class B Stock or other non-economic stock of the Managing Member), (i) the Company shall issue to the Managing Member one Unit (if the Managing Member issues a share of Class A Stock), or such other Equity Security of the Company (if the Managing Member issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by the Managing Member, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member and (ii) the net proceeds received by the Managing Member with respect to the corresponding share of Class A Stock or other Equity Security, if any, shall be concurrently transferred to the Company; provided, however, that if the Managing Member issues any shares of Class A Stock (including in the IPO) or other Equity Securities some or all of the net proceeds of which are to be used to fund expenses or other obligations of the Managing Member for which the Managing Member would be permitted a cash distribution pursuant to clause (ii) of Section 4.2(d), then the Managing Member shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations; provided, further, that if the Managing Member issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Units (and shares of Class B Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Units in connection therewith and the Managing Member shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.1(c) shall not apply (A) to the issuance and distribution to holders of shares of Pubco Common Stock or rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Units (and Class B Stock) for Class A Stock, such Class A Stock will be issued together with a corresponding right), or to the issuance under the Managing Member’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such rights, warrants, options or other rights or property and (B) as otherwise determined by the Managing Member in accordance with Section 3.1(f) with respect to issuances of Equity Securities other than Class A Stock. Except pursuant to Section 3.6 or as otherwise determined by the Managing Member in accordance with Section 3.1(f), (x) the Company may not issue any additional Units to the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary issues or sells an equal number of shares of the Managing Member’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(d)           Except as otherwise determined by the Managing Member in accordance with Section 3.1(f), (i) the Managing Member or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock or the acquisition of any such shares deposited in escrow) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Managing Member an equal number of Units for the same price per security.  Except pursuant to Section 3.6 or as otherwise determined by the Managing Member in accordance with Section 3.1(f): (A) the Company may not redeem, repurchase or otherwise acquire any Units from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, and (B) the Company may not redeem, repurchase or otherwise acquire any other Equity Securities of the Company from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Managing Member of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member. Notwithstanding the foregoing, to the extent that any consideration payable by the Managing Member in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of the Managing Member or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(e)           The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Pubco Common Stock with corresponding changes made with respect to any other exchangeable or convertible securities. The Managing Member shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Pubco Common Stock (a “Reclassification Event”) unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(f)            Notwithstanding anything to the contrary in Section 3.1(c) or Section 3.1(d):

(i)            if at any time the Managing Member shall determine that the Credit Facility shall not permit the Managing Member or the Company to comply with the provisions of Section 3.1(c) or Section 3.1(d) in connection with the issuance, redemption or repurchase of any shares of Class A Stock or other Equity Securities of the Managing Member or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; and

(ii)           if (a) the Managing Member incurs any Indebtedness and desires to transfer the proceeds of such Indebtedness to the Company, and (b) the Managing Member is unable to lend the proceeds of such Indebtedness to the Company on an equivalent basis because of restrictions in the Credit Facility, then notwithstanding Section 3.1(c) or Section 3.1(d), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using preferred Equity Securities of the Company without complying with such provisions.

(g)           Management Equity Restrictions.

(i)            To the extent a Member held Incentive Units (as defined in the Original Agreement) that were subject to vesting, transfer, repurchase, restrictive covenant and other restrictions, terms or conditions, as applicable, under one or more restricted unit agreement(s) entered into between such Member and the Company or its Subsidiaries, as amended and/or restated from time to time (collectively, the “Management Equity Restrictions”), the Management Equity Restrictions shall be incorporated by reference herein, mutatis mutandis, and apply to the Units received by such Member on the date hereof in respect of the conversion of the intrinsic value of the Incentive Units into a Capital Contribution for such Units.  Notwithstanding anything herein to the contrary, a Member shall not be entitled to participate in an exchange under Section 3.6 or in a Pubco Offer under Section 3.7 with respect to any Units that are unvested within the meaning of the Management Equity Restrictions.

(ii)           With respect to each share of Class B Stock issued to a Member relating to a Unit that remains subject to the Management Equity Restrictions described in Section 3.1(g)(i) above, such Member agrees that each such share of Class B Stock will also be subject to the Management Equity Restrictions, mutatis mutandis, to the same extent as the Unit to which it relates.  Notwithstanding anything herein to the contrary, a Member shall not be entitled to participate in an exchange under Section 3.6 or in a Pubco Offer under Section 3.7 with respect to any shares of Class B Stock that are unvested within the meaning of the Management Equity Restrictions.

(iii)          83(b) Election.  Within 10 days after the date of this Agreement, each Member who received Units and Class B Stock on the date hereof in respect of the conversion of the intrinsic value of the Incentive Units into a Capital Contribution shall provide the Company with a copy of a complete election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) with respect to such Units and Class B Stock.  Such Member shall timely (within 30 days of the date of this Agreement) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that the Member has made such timely filing and furnish a copy of such filing to the Company.  Such Member acknowledges that he has consulted with his tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and transfer of the Units.

3.2.  No Interest on Capital Contributions.  Members shall not be paid interest on their Capital Contributions.

3.3.  Return of Capital Contributions.  Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.

3.4.  Form of Consideration.  If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive any form of consideration other than cash in return of the Member’s Capital Contribution.

3.5.  Capital Accounts. The Company shall maintain a separate Capital Account for each Member.

3.6.  Exchange of Units.

(a)           Subject to adjustment as provided in Section 3.6(g), each Member shall be entitled to exchange with the Company, at any time and from time to time, any or all of such Member’s Units.  Each such Unit, together with one share of Class B Stock, will be exchangeable for one share of Class A Stock.  Each such exchange of Units and Class B Stock for Class A Stock shall be treated for U.S. federal income tax purposes as a taxable exchange of the Member’s Units for Class A Stock and corresponding payments under the Tax Receivable Agreement.

(b)           In order to exercise the exchange right under Section 3.6(a), the exchanging Member shall present and surrender the certificate or certificates, if any, representing such Units and shares of Class B Stock (in each case, if certificated) during usual business hours at the principal executive offices of the Managing Member, or if any agent for the registration or transfer of shares of Class B Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent, accompanied by written notice (the “Exchange Notice”) to the Managing Member and the Transfer Agent stating that the exchanging Member elects to exchange with the Company a stated number of Units and shares of Class B Stock represented, if applicable, by such certificate or certificates, to the extent specified in such notice, and (if the Class A Stock to be received is to be issued other than in the name of the exchanging Member) specifying the name(s) of the Person(s) in whose name or on whose order the Class A Stock is to be issued.

(c)           If required by the Managing Member, any Exchange Notice shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Member or such Member’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender to the Managing Member or Transfer Agent, if applicable, of the certificate or certificates, if any, representing such Units and shares of Class B Stock (but in any event by the Exchange Date, as defined below), the Managing Member shall issue and deliver to the Company, and the Company shall deliver to such Member, or on such Member’s written order, the number of full shares of Class A Stock issuable upon such exchange, and the Company shall deliver such shares of Class B Stock, which shall be canceled in accordance with the Charter of the Managing Member.  To the extent the Class A Stock is settled through the facilities of The Depository Trust Company, the Managing Member will, upon written instruction of the exchanging Member, use its reasonable efforts to deliver the shares of Class A Stock deliverable to such exchanging Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Member.

(d)           Each exchange of Units and shares of Class B Stock shall be deemed to have been effected on (i) (x) the business day after the date on which the Exchange Notice shall have been received by the Managing Member or the Transfer Agent, as applicable, if the Exchange Notice was received prior to 10:00 a.m. (ET) or (y) two business days after the date on which the Exchange Notice shall have been received by the Managing Member or the Transfer Agent, as applicable, if the Exchange Notice was received on or after 10:00 a.m. (ET), subject in each of clauses (x) and (y) to receipt by the Managing Member or the Transfer Agent, as applicable, within three business days thereafter of any required instruments of transfer as aforesaid or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”), and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Stock (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.

(e)           Notwithstanding anything herein to the contrary, any exchanging Member may withdraw or amend an exchange request, in whole or in part, prior to the effectiveness of the exchange, at any time prior to 5:00 p.m. (ET), on the business day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Managing Member or the Transfer Agent, as applicable, specifying (1) the certificate numbers of the withdrawn Units and shares of Class B Stock (if certificated), (2) if any, the number of Units and shares of Class B Stock as to which the Exchange Notice remains in effect and (3) if the Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice.

(f)            An Exchange Notice may specify that the exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Stock into which the Units and shares of Class B Stock are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

(g)           In the event one class or series of Pubco Common Stock (the “Existing Securities”) is converted into another class or series of Pubco Common Stock (the “New Securities”), then any Member otherwise entitled to receive Existing Securities upon exchange shall instead be entitled to receive on exchange the amount of the New Securities that such Member would have received if the exchange of Units had occurred immediately before the effective date of such event and the Existing Securities received by such Member had been converted into the New Securities.

(h)           The Managing Member shall at all times reserve and keep available out of its authorized but unissued Equity Securities, solely for the purpose of issuance upon exchange of Units and Class B Stock, such number of shares of Class A Stock that shall be issuable upon the exchange of all such outstanding Units and Class B Stock; provided, that nothing contained herein shall be construed to preclude the Managing Member from satisfying its obligations in respect of the exchange of the Units for shares of Class A Stock by delivery of purchased shares of Class A Stock which are held in the treasury of the Managing Member. The Managing Member covenants that all shares of Class A Stock that shall be issued upon exchange of Units and Class B Stock shall, upon issuance thereof, be validly issued, fully paid and non-assessable.

(i)            The issuance of Class A Stock upon exchange of Units and Class B Stock shall be made without charge to the exchanging Members for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the exchanging Member, then the Person or Persons requesting the issuance thereof shall pay to the Managing Member the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Managing Member that such tax has been paid or is not payable.

(j)            The Managing Member and the Company agree that, to the extent that a registration statement under the Securities Act is effective and available for the delivery of shares of Class A Stock to be delivered with respect to any exchange, shares that have been registered under the Securities Act shall be delivered in respect of such exchange.  In the event that any exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Member requesting such exchange, the Managing Member shall use commercially reasonable efforts to promptly facilitate such exchange pursuant to any reasonably available exemption from such registration requirements.

(k)           Notwithstanding any other provision of this Agreement, if a Disposition Event is approved by the Managing Member and consummated in accordance with applicable Law and the Charter of the Managing Member, then, at the request of the Company or the Managing Member (or following such Disposition Event, its successor), each Member shall be required to exchange with the Company or sell to the purchaser or successor of the Managing Member, at any time thereafter, or simultaneously with, the consummation of such Disposition Event, all of such Member’s Units and shares of Class B Stock; provided that this Section 3.6(k) shall not be applicable if the holders of the voting power of the outstanding stock of the Managing Member that are generally entitled to vote in the election of directors prior to such Disposition Event continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such Disposition Event in substantially the same proportions as immediately prior to such Disposition Event.  For the avoidance of doubt, in connection with a Disposition Event, in no event shall the Members (other than the Managing Member and its Subsidiaries) be entitled to receive aggregate consideration for each Unit and corresponding share of Class B Stock that is greater than the consideration payable in respect of each share of Class A Stock (it being understood that, for this purpose, payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(l)            If the Class A Stock is listed on a securities exchange, the Managing Member shall use its reasonable best efforts to cause all Class A Stock issued upon an exchange of Units to be listed on the same securities exchange at the time of such issuance.

(m)          No adjustments in respect of dividends or distributions on any Unit will be made on the exchange of any Unit.  No exchange pursuant to this Section 3.6 shall impair the right of the exchanging Member to receive any distributions payable on the Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such exchange. For the avoidance of doubt, no exchanging Member shall be entitled to receive, in respect of a single record date, distributions or dividends both on Units exchanged by such Member and on Pubco Common Stock received by such Member in such exchange.

3.7.  Tender Offers and Other Events with Respect to the Managing Member.  In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, merger or similar transaction with respect to Class A Stock (a “Pubco Offer”) (regardless of whether that Pubco Offer is also a Disposition Event) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the board of directors of the Managing Member or is otherwise effected or to be effected with the consent or approval of the board of directors of the Managing Member, the Members (other than the Managing Member and its Subsidiaries) shall be permitted to participate in such Pubco Offer by delivery of a contingent Exchange Notice in accordance with Section 3.6(f). In the case of a Pubco Offer proposed by the Managing Member, the Managing Member will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members (other than the Managing Member and its Subsidiaries) to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Stock without discrimination, effective only upon, and conditional upon, the closing of such Pubco Offer and only to the extent necessary to tender or deposit to the Pubco Offer in accordance with Section 3.6(f), or, as applicable, to the extent necessary to exchange the number of Units and shares being purchased). For the avoidance of doubt, in no event shall the Members (other than the Managing Member and its Subsidiaries) be entitled to receive in such Pubco Offer aggregate consideration for each Unit and corresponding share of Class B Stock that is greater than the consideration payable in respect of each share of Class A Stock in connection with a Pubco Offer (it being understood that, for this purpose, payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

3.8.  Certain Disposition Events with Respect to the Managing Member.  If a Disposition Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 10.4, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of such Disposition Event: (i) the exchange rights of holders of Units set forth in Section 3.6 provide that each Unit and share(s) of Class B Stock is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Disposition Event and (ii) Pubco or the successor to Pubco, as applicable, is obligated to deliver such property, securities or cash upon such exchange.  For the avoidance of doubt, the provisions of this Section 3.8 shall not affect the right of the Company or the Managing Member to require an exchange pursuant to Section 3.6(k) upon the consummation of a Disposition Event.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS

4.1.  Timing of Distributions.  Except as set forth in Section 4.2 and 4.3 and the restrictions set forth in any class or series of Equity Securities created pursuant to Section 3.1(b), the Company shall make distributions of Available Cash at such time as determined by the Managing Member in its reasonable discretion. Distributions of Capital Proceeds shall be made to the Members as soon as practicable after the closing of a Sale.

4.2.  Distributions of Available Cash and Capital Proceeds.

(a)           Distributions of Available Cash and Capital Proceeds.  All distributions of Available Cash and Capital Proceeds for any period shall be made to the Members pro rata in proportion to their respective Units.

(b)           In-kind Distributions. If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their Gross Asset Value, and any Member entitled to receive such assets may receive an interest in such assets as a tenant-in-common with all other Members so entitled. The Gross Asset Value of the assets to be distributed in kind shall be determined by an independent appraiser who shall be selected by the Managing Member; provided that such independent appraiser shall also be reasonably acceptable to holders of a majority of the Units.

(c)           No Obligation to Restore Deficit. No Member shall be obligated to make up a negative balance in its Capital Account during the term of, or upon dissolution of, the Company.

(d)           Notwithstanding the provisions of Section 4.1 or this Section 4.2, the Managing Member, in its sole discretion, may authorize that (i) cash be paid to the Managing Member (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of the Managing Member’s Units to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Stock in accordance with Section 3.1(d), and (ii) to the extent that the Managing Member determines that expenses or other obligations of the Managing Member are related to its role as the Managing Member of the Company or the business and affairs of the Managing Member that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash distributions be made to the Managing Member (which distributions shall be made without pro rata distributions to the other

Members) in amounts required for the Managing Member to pay (A) operating, administrative and other similar costs incurred by the Managing Member, including payments in respect of Indebtedness and preferred stock, to the extent used or will be used by the Managing Member to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to the Managing Member), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (C) fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Managing Member and (D) other fees and expenses in connection with the maintenance of the existence of the Managing Member (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, distributions made under this Section 4.2(d) may not be used to pay or facilitate dividends or distributions on the Pubco Common Stock.  For U.S. federal income tax purposes, amounts payable under this Section 4.2(d) shall be treated as a special gross income allocation to the Managing Member for U.S. federal income tax purposes.

4.3.  Distributions with Respect to Tax.

(a)           Notwithstanding Section 4.2 or any other provision of this Agreement other than Section 4.4, the Company shall distribute to each Member in respect of each Unit held by such Member at the time such distribution is made an amount equal to the Per Unit Tax Distribution.  Such distributions shall be paid with respect to any taxable year of the Company no later than five days before the required quarterly estimated payment dates for corporations of such taxable year for the Managing Member to help the Members to pay their estimated income tax liability (based on the Managing Member’s good faith estimate of the taxable income of the Company for the current taxable year and the Per Unit Tax Distribution at such time), with any additional distribution (based on the actual taxable income of the Company for such taxable year) to be paid no later than five days before each applicable income tax return is due (not including extensions) of such Member for such taxable year.  For the avoidance of doubt, distributions made under this Section 4.3 shall be made pro rata in proportion to number of Units held by each Member.

(b)           The total amount distributable in respect of each Unit pursuant to Section 4.3(a) (the “Per Unit Tax Distribution”) with respect to a taxable year of the Company shall be equal to the quotient of (i) the product of (x) the excess of (A) the taxable income of the Company (reduced by any amount that is treated as special gross income allocation for U.S. federal income tax purposes pursuant to Section 4.2(d)) for such taxable year over (B) the cumulative net losses, if any, of the Company (other than any net losses arising prior to the date of the IPO) through the end of such taxable year to the extent not previously applied for purposes of this Section 4.3(b) and (y) the Assumed Tax Rate and (ii) the total number of Units considered outstanding for U.S. federal income tax purposes.  For purposes of this Section 4.3, the taxable income of the Company shall be determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code.

4.4.  Limitations on Distributions.  Notwithstanding anything to the contrary contained herein, the Company’s ability to make any distributions to its Members shall be subject to the satisfaction of certain covenants and approvals pursuant to loan and/or security agreements to which the Company or its subsidiaries is a party or by which its assets may be bound.

4.5.  Allocations of Profits and Losses.  Except as otherwise required by Section 704(b) of the Code and the Regulations thereunder, Net Income (and the items thereof) and Net Losses (and the items thereof) for each Fiscal Year shall be allocated to the Members in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Partnership Minimum Gain (as determined according to Regulations Section 1.704-2(g)), and (iii) such Member’s Partner Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Act, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value, and (ii) distribute the gross proceeds of liquidation pursuant to Section 8.2.

4.6.  Special Allocations Relating to Entity-Level Taxes. If the Company is obligated under applicable law to pay any amount to a governmental agency because of a Member’s status as a member of the Company for U.S. federal or state withholding or other taxes (such as the Illinois Personal Property Replacement Income Tax), such amount shall, at the option of the Managing Member (i) be promptly paid to the Company by the Member on whose behalf such amount was paid or (ii) be repaid by reducing the distributions which would otherwise be made to such Member pursuant to this Article IV.  Whenever the Managing Member selects option (ii) pursuant to the preceding sentence, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by such amount.

4.7.  Special Allocation Provisions.

(a)           Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Regulations Sections 1.704-2(d) and 1.704-2(i)) during any taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 4.7(a) is intended to comply with the minimum gain chargeback requirements in such Regulations Sections and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account (in excess of the amounts described in clauses (i) and (ii) of Section 4.7(c) below) created by such adjustments, allocations or distributions as promptly as possible.

(c)           Limitation on Net Losses. If any allocation of Net Loss or an item of deduction, expenditure or loss to be made pursuant to Section 4.5 or this Section 4.7 for any Fiscal Year or other accounting period would cause a deficit in any Member’s Capital Account (or would increase the amount of any such deficit) in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), then such Net Loss or item of deduction, expenditure or loss shall be allocated to the Members that have positive Capital Account balances in proportion to the respective amounts of such positive balances until all such positive balances have been reduced to zero.

(d)           Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 4.7(d) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.7(c) and this Section 4.7(d) were not in this Agreement.

(e)           Nonrecourse Deductions. Nonrecourse Deductions shall be allocated in accordance with the number of Units then held by each Member.

(f)            Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(j).

(g)           Change in Interests. If there is a change in any Member’s interest in the Company during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Income and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the Tax Matters Partner may adopt any method or convention permitted under applicable Regulations. If there is a change in the Interest of any Member, then for purposes of applying Section 4.5 with respect to the fiscal period ending on the date of change, the hypothetical liquidating distributions under Section 4.5 shall be made on the basis of the interests of each Member as applied before giving effect to such change.

(h)       Nonrecourse Liabilities. Nonrecourse liabilities shall be allocated under Regulations Section 1.752-3(a)(3) first to the Members up to the amount of built-in gain that is allocable to a Member on property subject to Section 704(c) of the Code or property for which “reverse section 704(c) allocations” are applicable (as described in Regulations Section 1.704-3(a)(6)(i)) where such property is subject to the nonrecourse liabilities to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2), and any remaining nonrecourse liabilities shall be allocated under Regulations Section 1.752-3(a)(3) to the Members pro rata in proportion to their respective Units.

4.8.  Allocation for Income Tax Purposes.  (a)  Allocation in General. Except as otherwise provided in Section 4.8(b) or Section 704 of the Code and Regulations thereunder, for each Fiscal Year, items of Company income, gain, loss, deduction and expense, shall be allocated, for U.S. federal, state and local income tax purposes, among the Members in the same manner as the Net Income (and the items thereof) or Net Losses (and the items thereof) of which such items are components were allocated pursuant to Section 4.5.

(b)           Section 704(c) Items. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of a Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset for tax purposes shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. For purposes of applying the principles of Section 704(c) of the Code, the Company shall use the “traditional method with curative allocations” of Regulations Section 1.704-3(c), provided, however, that the curative allocations shall be made only in connection with a sale of substantially all of the Company property (including a hypothetical sale under Regulations Section 1.743-1(d)(2)) and shall be limited solely to allocations of income or gain from the disposition of Company property the cost recovery from which has been limited by the ceiling rule throughout the term of the Company.

(c)           Allocations Solely for Tax Purposes.  Allocations pursuant to this Section 4.8 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits and losses or other items or distributions pursuant to any provision of this Agreement.

4.9.  Noncompensatory Options.Upon the exercise of a noncompensatory option or warrant (within the meaning of Regulations Section 1.721-2(f)), the Company shall apply the rules applicable to noncompensatory options under Regulations Section 1.704-1, 1.721-2 and 1.761-3.

ARTICLE V

MANAGEMENT

5.1.  The Managing Member. Pubco shall be the sole managing Member of the Company.  Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member, and (iii) the Members other than the managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

5.2.  Authority of the Managing Member and the Officers of the Company.

(a)           The day-to-day operations of the Business of the Company shall be managed by the officers of the Company, reporting to and being subject to the supervision of the Managing Member. The overall management and strategic vision for business and affairs of the Company shall be managed by or under the direction of the Managing Member.  The power to act for and bind the Company shall be vested exclusively in the Managing Member, subject to the authority of the Managing Member to delegate powers and duties to the officers of the Company.

(b)           Except as provided in Section 6.1, the provisions contained in Section 5.1 and this Section 5.2 supersede any authority granted to the Members pursuant to the Act, to the extent so permitted under the Act. Unless a Member is an officer of the Company (and, in such role, subject to Section 5.2(a)), no Member shall have any power or authority to take any action on behalf of the Company or bind the Company unless specifically authorized to do so by the Managing Member. Any Member who takes any action on behalf of the Company or binds the Company in violation of this Section 5.2 shall be solely responsible for any loss and expense incurred as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to any such loss or expense.

5.3.  Duties of Parties.  No member of the board of directors of the Managing Member or officer of the Company shall be liable to the Company, to any Subsidiary or to any Member for any loss or damage sustained by the Company, any of its Subsidiaries or any Member, unless the loss or damage shall have been the result of such Person’s gross negligence, fraud or intentional misconduct. In performing his or her duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any Subsidiary or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: (i) one or more officers or employees of the Company or the Managing Member; (ii) any lawyer, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Managing Member; or (iii) any other Person who has been selected with reasonable care by or on behalf of the Company, or the Managing Member, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Member, member of the board of directors of the Managing Member, or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company or any Subsidiary, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, member of the board of directors of the Managing Member or officer of the Company.

5.4.  Right to Indemnification.  Subject to the limitations and conditions as provided in this Section 5.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”); provided, however, that, (i) if such Loss shall have been the result of gross negligence, fraud or intentional misconduct by such Person, such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct, and (ii) the Company shall not be obligated to indemnify such Person (x) with respect to any claim, action or proceeding initiated by or brought voluntarily by such Person and not by way of defense or (y) for amounts paid in settlement of an action effected without the prior written consent of the Managing Member to such settlement, which consent shall not be unreasonably withheld. Indemnification under this Section 5.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 5.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 5.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal.  For the avoidance of doubt, this Agreement shall not affect the indemnification and advancement rights provided pursuant to the Original LLC Agreement in favor of any Person relating to Proceedings arising out of actions or omissions occurring in whole or in part prior to the effectiveness of this Agreement.

5.5.  Indemnification of Officers, Employees and Agents. The Company, at the direction of the Managing Member, may indemnify and advance expenses to an officer, employee or agent of the Company or any Subsidiary to the same extent and subject to the same conditions under which it shall indemnify and advance expenses under Section 5.4.

5.6.  Advancement of Fees. The Company shall advance the expenses incurred by a Person entitled to indemnification pursuant to this Article V, in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Person to repay such amount if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. Any such determination shall be made by (i) the board of directors of the Managing Member, (ii) the vote of a majority of the members of the board of directors of the Managing Member excluding any member if that member or any Affiliate of that member was advanced expenses pursuant to this Section 5.6, or (iii) notwithstanding subpart (ii), in the case of any Person entitled to indemnification pursuant to Section 5.4, at such time as a court of proper jurisdiction (or its appellate level) determines, in a final non-appealable judicial determination, that the indemnitee would not be entitled to indemnification under Section 5.4 hereof.

5.7.  Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article V shall not be exclusive of any other right that a Member, an officer, or other Person indemnified pursuant to this Article V may have or hereafter acquire under any contract, law (common or statutory), the Charter and By-Laws of the Managing Member or provision of this Agreement.

5.8.  Insurance.  The Company or one or more of the Subsidiaries may obtain and maintain, as the Managing Member shall determine, at its expense, directors’ and officers’ insurance to protect the Company and any Member, officer or agent of the Company or any Subsidiary who is or was serving at the request of the Company or any Subsidiary as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article V.  Each such individual shall be entitled to the maximum coverage available to any such individual under such insurance.

5.9.  Savings Clause.  If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.10.  Power of Attorney.

(a)           Grant of Power.  Each Member constitutes and appoints the Managing Member as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file, with respect to the Company:(i)       one or more certificates of formation;

(ii)           all documents (including amendments to certificates of formation) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement approved in accordance with the terms hereof;

(iii)          any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

(iv)          one or more applications to use an assumed name; and

(v)           subject to the provisions of Section 8.1, all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.

(b)           Irrevocability.  The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the Transfer of a Unit, except that if the transferee of such Unit is approved for admission as a Substituted Member pursuant to Section 7.3(c), this power of attorney granted by the transferor shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

5.11.  Officers.  The Managing Member may appoint and terminate officers of the Company. Subject to the supervision and other management responsibilities of the Managing Member, the officers shall have authority and responsibility to the extent delegated by the Managing Member in writing from time to time.

5.12.  Managing Member Dividends and Distributions.  The Managing Member shall not make any dividend or other distribution on any shares of Class A Stock except solely with the proceeds of distributions received by the Managing Member in respect of Units pursuant to Section 4.2(a) (which, for the avoidance of doubt, shall not include tax distributions payable pursuant to Section 4.3 except to the extent such amount exceeds the sum of the taxes payable by the Managing Member and the amounts due under the Tax Receivable Agreement) that were paid pro rata to all Members.

ARTICLE VI

MEMBERS

6.1.  No Control of the Company; Matters Requiring Member Approval.  Other than the Managing Member, a Member shall not participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company, subject to the right of the Members to approve designated items to the extent set forth in this Agreement.

6.2.  Fiduciary Relationship.  To the maximum extent permitted by applicable law, any Member not acting in its capacity as a member of the board of directors of the Managing Member or officer of the Company, shall have no duty (including fiduciary duty) to the Company or its Members or any other Person other than as provided in this Agreement.

6.3.  Liability.  Except as otherwise required by the Act, a Member, as such, shall not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Company.

6.4.  Incapacity or Dissolution.  The death, incapacity, dissolution or Bankruptcy of a Member, or the transfer of all of its or his interest in the Company to anyone that is not a Member, shall not cause a dissolution of the Company, but the rights of such Member to share in the profits and losses of the Company, to receive distributions of Company funds and to assign an interest shall be determined pursuant to Article VII, and the Company shall continue as a limited liability company under the Act.

6.5.  Meeting of Members.  Actions and decisions requiring the approval of the Members may be authorized or made only by (i) the affirmative approval of the Managing Member (acting at the direction of its board of directors) and a majority of the other Members taken at a meeting of the Members; provided that the affirmative vote of a majority of the other Members shall not be required at any time that such other Members hold less than 20% of the outstanding Units, or (ii) by unanimous written consent without a meeting. Members holding at least 5% of the outstanding Units may call a meeting to consider approval of an action or decision under the provisions of this Agreement by delivering to each

Member notice of the time and purposes of such meeting at least two (2) business days before the day of such meeting. Any such meeting shall be held at the place determined by the Managing Member unless all of the other Members consent in writing or by their attendance of such meeting to its being held at another location; provided that a Member may participate in a meeting by means of telephone or similar communications equipment, so long as all of the Members participating in the meeting can hear and speak to each other at the same time.

6.6.  Confidentiality Obligation.  Each Member, on behalf of its Affiliates and their respective officers, directors, managers, and employees (each a “Related Party”) (a) acknowledges that the information and data concerning the business and affairs of the Company and its Subsidiaries (collectively, “Confidential Information”) are the property of the Company and (b) agrees that the Company and its Subsidiaries have a protectable interest in the Confidential Information. Therefore, each Member agrees that it and its Related Parties shall (i) use Confidential Information solely for purposes of managing its investment in the Company or providing services as an employee or director of the Company, as the case may be, and not for its own purposes and (ii) not disclose any Confidential Information to any unauthorized person without the prior written consent of the Managing Member unless and to the extent that such Confidential Information: (A) is or becomes generally known to and available for use by the industry other than as a result the disclosure of such Confidential Information in contravention of this Section 6.6; (B) is required to be disclosed by judicial process or law; or (C) in the case of an employee or director, is in furtherance of such Person’s duties to the Company in such capacity; provided, however, the Member may disclose such Confidential Information (i) to its affiliates, equity owners and advisors or such other parties, for the purpose of managing its investment in the Company, or in order to satisfy its ongoing disclosure obligations, as applicable, so long as such  other party agrees to, or has a duty to, hold such Confidential Information in confidence, or (ii) as required by law or court or governmental order.

ARTICLE VII
CERTIFICATES; TRANSFER OF UNITS

7.1.  Certificates.  The Company may issue certificates representing Units or other equity interests in the Company (the “Certificates”) at the request of any Member. The Certificates shall be in such form as shall be determined by the Managing Member. The Certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the Certificates are issued, with the Capital Contribution and the date of issue, shall be entered in the Certificate Register of the Company. In case of a lost, destroyed or mutilated Certificate, a replacement may be issued upon such terms and indemnity to the Company as the Managing Member or its counsel may prescribe.

7.2.  Legends.  Certificates, if any, representing Units or other equity interests that are issued to any Member shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL REPURCHASE RESTRICTIONS AND RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF JUNE 24, 2014, A COPY OF WHICH WILL BE FURNISHED BY ADEPTUS HEALTH LLC UPON REQUEST.

7.3.  Transfers.

(a)           In General. Except as otherwise provided in Section 7.3(b), no Person may, directly or indirectly, Transfer all or any portion of his Units or any interest in the Company without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole discretion.  Notwithstanding anything to the contrary in this Section 7.3, (i) each of the Members may exchange all or a portion of the Units owned by such Member in accordance with Section 3.6 or 3.7 of this Agreement or (ii) if the Managing Member and the exchanging Member shall mutually agree, Transfer such Units, together with a corresponding number of shares of Class B Stock, to the Managing Member for other consideration at any time following the consummation of the IPO.

(b)           Permitted Transferees. Subject to Section 7.3(c), any Person shall have the right to transfer, at any time, all or any portion of the Units or interests in the Company held by such Person to such Person’s Permitted Transferee so long as the Company is able to satisfy the 100-partner limitation under Regulations Section 1.7704-1(h)(1)(ii) after such transfer, as determined by the Managing Member in its sole discretion exercised in good faith. “Permitted Transferee” for these purposes shall be:

(i)            in the case of a Member that is an individual, (x) a transferee for bona fide estate planning purposes, (y) any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Member and/or one or more members of his/her immediate family or (z) any immediate family member or other dependent of such Member;

(ii)           in the case of a Member that is a trust, (x) any individual that is a settlor or direct or indirect beneficiary of such trust and/or one or more members of the immediate family and/or other dependents of any such individual or (y) any trust, partnership or other entity for the direct or indirect benefit of any individual that is a settlor or direct or indirect beneficiary of such trust and/or one or more members of the immediate family and/or other dependents of any such individual;

(iii)          in the case of a Member that is a partnership for U.S. federal income tax purposes, (x) its limited partners, members or stockholders in a pro rata distribution or (y) any investment fund or other entity managed by the same entity that manages the Member (for so long as the transferee and transferor continue to be managed by the same entity); or

(iv)          any transferee with the prior written consent of the Board of Directors of the Managing Member (in each case, in its sole discretion).

(v)           For purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin.

(c)           Conditions to Transfer.  In addition to the other requirements set forth in Section 7.3(a), unless waived by the Managing Member, no Transfer of all or any portion of Units or any interest in the Company shall be made unless the following conditions are met:

(i)            The Transfer will not violate registration requirements under any federal or state securities laws;

(ii)           The Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(iii)          The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

(iv)          The transferor also Transfers to the same transferee a number of shares of Class B Stock equal to the number of Units transferred to such Person; and

(v)           The transferee shall have executed and delivered to the Managing Member a written instrument in the form of Exhibit B hereto agreeing to be bound by the terms and provisions of this Agreement as a Member and such other instruments as the Managing Member may be deem necessary and desirable.

For the avoidance of doubt, the restrictions on Transfer contained in this Section 7.3 shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Stock may be transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(d)           Effect of Transfer in Violation of Agreement. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 7.3 in view of the purposes of the Company and the relationship of the Members. Any purported Transfer in violation of this Agreement shall be null and void and ineffective to transfer any Units or other interests in the Company and shall not be binding upon or be recognized by the Company, and any such purported transferee shall not be treated as or deemed to be a Member for any purpose. In the event that any Member shall at any time transfer Units in violation of any of the provisions of this Agreement, in addition to any other rights and remedies that the Company may be entitled to, at law or in equity, the Company shall have the right to obtain and be entitled to, an order restraining or enjoining such Transfer, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a Transfer in violation of this Agreement.

(e)           New Members.  Any Permitted Transferee that receives Units in accordance with the provisions of this Section 7.3 shall be automatically admitted as a Member.

(f)            Indirect Transfers.  The parties each acknowledge and agree that each Member shall not, for so long as it holds Units, without the prior written consent of the Managing Member, directly or indirectly (x) issue new equity of itself or equity-like rights, options, warrants or other rights to acquire equity or equity-like rights or any economic rights (including debt) of itself to any Person except to its initial owners or its Permitted Transferees or Permitted Transferees of its initial owners or (y) permit any Transfer of the membership and/or economic interests in itself and/or equity interests or economic rights (including debt) of itself other than to its Permitted Transferees or as permitted by Section 7.3.

ARTICLE VIII
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1.  Events of Dissolution.  The Company shall be dissolved only upon the approval of the Members in accordance with Section 6.5 to liquidate or dissolve the Company.

8.2.  Procedure for Winding Up and Dissolution.  If the Company is dissolved, the Managing Member or, if determined by Members holding 66 2/3% of the outstanding Units, a liquidating trustee (the “Liquidating Trustee”), shall wind up its affairs. On the winding up of the affairs of the Company, the assets of the Company shall be distributed in the following order of priority:

(a)           first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b)           second, to (i) lenders of the Company, including any Members who made loans to the Company in accordance with this Agreement, and (ii) any other third-party creditors of the Company;

(c)           third, to establish reserves determined by the Liquidating Trustee to be reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company;

(d)           fourth, to the Managing Member any amounts payable pursuant to Section 4.2(d)(ii) to the extent not distributed; and

(e)           thereafter, to the Members in accordance with Section 4.2(a).

8.3.  Notice of Dissolution.  If an event occurs that would result in the dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

9.1.  Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Managing Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

9.2.  Books and Records.

(a)           The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include a copy of the Certificate of Formation of the Company and this Agreement and all amendments to the Certificate of Formation and this Agreement, a current list of the names and last known business, residence or mailing addresses of all Members, and the Company’s U.S. federal, state or local tax returns.

(b)           The books and records shall be kept on the cash or accrual method of accounting, as determined by the Managing Member, and shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

9.3.  Annual Accounting Period.  The annual accounting period of the Company shall end on December 31. The Company’s taxable year shall be selected by the Managing Member, subject to the requirements and limitations of the Code.

9.4.  Reports.

(a)       Tax Reporting. The Managing Member shall use commercially reasonable efforts to cause to be sent to each Person who was a Member at any time during the taxable year then ended, the tax information concerning the Company, which may be in draft form containing Managing Member’s good faith estimates, which is necessary for preparing the Member’s U.S. federal income tax returns for that year as soon as is reasonably practicable after the end of each taxable year of the Company but in all events within ninety (90) days after the end of each taxable year of the Company.

9.5.  Title to Company Property.  All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

9.6.  Tax Matters Partner; Tax Elections.  The Managing Member is hereby designated to act as the “tax matters partner” for the Company under Section 6231(a)(7) of the Code (the “Tax Matters Partner”). All costs and expenses incurred by the Tax Matters Partner in connection with an audit of a Company income tax return shall be borne by the Company. Subject to Section 4.8(b) or as otherwise expressly provided herein, the Managing Member may make any elections for the Company allowed under the Code, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company; provided that the Managing Member shall not, and shall not cause the Company, without the prior written approval of Members holding in the aggregate more than 90% of the Units to, (i) make any tax election or take any action that would result in the failure of the Company to be taxable as a partnership for U.S. federal income tax purposes, or take any position inconsistent with treating the Company as a partnership for U.S. federal income tax purposes or (ii) make any tax election to dissolve the Company, except pursuant to a Sale or otherwise as expressly permitted herein. Notwithstanding the foregoing, the Company shall make or maintain a valid election pursuant to Section 754 of the Code and the Managing Member shall not cause the Company to request permission from the Internal Revenue Service to revoke such election.

9.7.  Accounting.  The Company’s daily accounting shall be handled on site by or under the direction of the Managing Member.

ARTICLE X
GENERAL PROVISIONS

10.1.  Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Managing Member deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

10.2.  Notifications.  Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted hereunder must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by recognized overnight delivery service. A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company at the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.3.  Specific Performance.  Notwithstanding Section 10.5, the parties recognize that irreparable injury will result from a breach of any provision hereof and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions hereof, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent court orders (i)

restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach (in any such case, without the necessity of posting bond or other security or proving actual damages).

10.4.  Amendment; Waivers.  This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the Managing Member (acting at the direction of its board of directors) and holdersof a majority of the Units held by the other Members; provided, that the consent of holders of a majority of the other Members shall not be required at any time that such other members hold less than 20% of the outstanding Units; provided, however, that the Managing Member shall have the right to amend Exhibit A without the consent of a majority of the other Members whenever (i) additional Units are issued, (ii) Units are transferred pursuant to Section 7.3 and (iii) the Company redeems or repurchases any Units (in each case, solely to the extent necessary to reflect such action). Without limiting the foregoing, (i) the affirmative vote of the Managing Member and holders of 80% of the Units held by other Members shall be required to approve any amendment, modification, supplement or waiver that would (a) affect the right of a Member to receive distributions pursuant to Section 4.2, Section 4.3 or Section 8.2, or (b) alter any rights, privileges or entitlements of a Member under Section 3.6, Section 3.7, Section 3.8, Section 4.8(b), Section 5.4, Section 5.6 or this Section 10.4; (ii) no amendment that affects the rights of a Member in a manner that is materially adverse relative to the rights of any other Member may be adopted without the consent of that Member.

10.5.  Consent to Jurisdiction.  The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of federal district court in the State of Delaware for the purpose of obtaining any court order pursuant to Section 10.3 and bringing any other action that may be brought in connection with the provision hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person specified in Section 10.2.

10.6.  Attorneys’ Fees.  In the event that any party to this Agreement resorts to litigation, arbitration or any alternative dispute resolution process to enforce its rights pursuant to this Agreement, each party shall bear the fees and costs of its own attorneys, consultants, experts’ and any other fees and costs incurred in connection with this Agreement.

10.7.  Headings.  The headings herein are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

10.8.  Severability.  Each provision hereof shall be considered separable. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the other provisions herein.

10.9.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

10.10.  Notice to Members of Provisions.  By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions hereof (including the restrictions on Transfer set forth herein), and (b) all of the provisions of the Charter and By-laws.

10.11.  Governing Law and Waiver.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware. Each of the undersigned hereby irrevocably waive the right to trial by jury with respect to all actions or proceedings in any way, manner or respect arising out of or relating to this Agreement.

10.12.  Complete Agreement.  This Agreement and the Tax Receivable Agreement constitute the complete and exclusive statement of the agreement among the Members. They supersede all prior written and oral statements, including any prior representation, statement, condition, or warranty.

10.13.  Binding Effect and Assignment.

(a)                                 This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

(b)                                 Neither this Agreement nor any right, remedy or liability arising hereunder or by any reason hereof shall be assignable by any party pursuant to any Transfer of Units or otherwise, except assignments by Members in connection with Transfers to Permitted Transferees in accordance with Section 7.3 or assignments in connection with a merger, consolidation, reorganization or similar event of the assigning Member.

10.14.  Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.15.  Delivery by Facsimile or other Electronic Transmission.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, including e-mail delivery of a .pdf or similar format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other form of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other form of electronic transmission as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned have executed this Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC; in their capacity as a member thereof, as of the date first above written.

ADEPTUS HEALTH INC.

By:	/s/ Timothy L. Fielding
Name:	Timothy L. Fielding
Title:	Chief Financial Officer

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

STERLING PARTNERS:

SCP III AIV THREE-FCER, L.P.

By: SC Partners III, L.P., its general partner

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	Authorized Signatory

SCP III AIV THREE-FCER Conduit, L.P.

By: SC Partners III, L.P., its general partner

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	Authorized Signatory

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

THOMAS S. HALL

By:	/s/ Thomas S. Hall
Name:	Thomas S. Hall

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

GRAHAM B. CHERRINGTON

By:	/s/ Graham B. Cherrington
Name:	Graham B. Cherrington

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

TIMOTHY L. FIELDING

By:	/s/ Timothy L. Fielding
Name:	Timothy L. Fielding

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

ANDREW M. JORDAN

By:	/s/ Andrew M. Jordan
Name:	Andrew M. Jordan

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

TRACI A. BOWEN

By:	/s/ Traci A. Bowen
Name:	Traci A. Bowen

[Adeptus — Signature Page to the Amended and Restated Limited Liability Company Agreement]

JAMES M MUZZARELLI

By:	/s/ James M. Muzzarelli
Name: James M. Muzzarelli

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

GREGORY W. SCOTT

By:	/s/ Gregory W. Scott
Name: Gregory W. Scott

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

RONALD L. TAYLOR

By:	/s/ Ronald L. Taylor
Name: Ronald L. Taylor

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

JEFFREY S. VENDER

By:	/s/ Jeffrey S. Vender
Name: Jeffrey S. Vender

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

LAWRENCE BUCKELEW

By:	/s/ Lawrence Buckelew
Name: Lawrence Buckelew

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

MICHAEL R. COREY

By:	/s/ Michael R. Corey
Name: Michael R. Corey

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

TIMOTHY M. MUELLER

By:	/s/ Timothy M. Mueller
Name: Timothy M. Mueller

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

DAVID PYLE

By:	/s/ David Pyle
Name: David Pyle

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

HEATHER L. WEIMER

By:	/s/ Heather L. Weimer
Name: Heather L. Weimer

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

LAWRENCE J. WORLEY

By:	/s/ Lawrence J. Worley
Name: Lawrence J. Worley

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

STEPHEN D. FARBER TRUST UTD AUGUST 18, 2000

By:	/s/ Stephen D Farber
Name: Stephen D. Farber
Time: Trustee

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

Covert Family Limited Partnership,
A Texas limited partnership

By:	Covert Operations, LLC
A Texas limited liability company
Its General Partner

	By:	/s/ Larry Richard Covert
Larry Richard Covert, Manager

Time:

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

5-N INVESTMENTS, LLC

By:	/s/ Jacob Novak
Name: Jacob Novak, Manager
Time:

[Adeptus – Signature Page to the Amended and Restated Limited Liability Company Agreement]

Exhibit A

Name and Units of Members

Name	Units
SCP III AIV THREE-FCER, L.P.	6,012,563
SCP III AIV THREE-FCER Conduit, L.P.	4,474,107
Thomas S. Hall	780,569
Graham B. Cherrington	172,265
Timothy L. Fielding	120,854
Andrew M. Jordan	103,359
Traci A. Bowen	34,453
James M. Muzzarelli	34,453
Gregory W. Scott	30,214
Ronald L. Taylor	80,060
Jeffery S. Vender	56,353
Lawrence Buckelew	18,092
Michael R. Corey	34,453
Timothy M. Mueller	17,605
David Pyle	23,454
Heather L. Weimer	34,453
Lawrence J. Worley	68,906
Stephen D Farber Trust UTD August 18, 2000	45,590
Covert Family Limited Partnership	1,747,778
5-N Investments, LLC	1,747,778
Total	15,637,360

Exhibit B

Form of Joinder to LLC Agreement

This Joinder Agreement (“Joinder Agreement”) is made as of the date written below by the undersigned (the “Substituted Member”) in accordance with the Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC, dated as of June 24, 2014 (the “LLC Agreement”) by and among Adeptus Health Inc. and the Existing Members named therein, as the same may be amended, supplement and/or restated from time to time.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement.

The Substituted Member hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Substituted Member shall be deemed to be a party to the LLC Agreement as of the date hereof and shall have those rights of [insert name of Member] that are stated in the LLC Agreement.  The Substituted Member hereby (i)  ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the LLC Agreement as a Member and (ii) represents that the Transfer was made in accordance with all applicable laws and regulations.

This Joinder Agreement is for the benefit of the parties to the LLC Agreement.  The Substituted Member hereby agrees, upon executing this Joinder Agreement, to deliver a copy of the executed Joinder Agreement to the Managing Member in accordance with Section 7.3(c)(v) thereto.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

[Name of Substituted Member]

By:
Name:
Title:
Address for notices: